Exhibit 10.23

[Name of Employee]

PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT, made in Fairlawn, Ohio as of                          , 20    , by and between OMNOVA Solutions Inc., an Ohio corporation (the “Company”) and the undersigned employee of the Company (“Employee”);

WHEREAS, the Company maintains the OMNOVA Solutions Second Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected by the Compensation and Corporation Governance Committee of the Company’s Board of Directors (the “Committee”), which committee is charged with administering the Plan, to receive a Performance Share Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee, as follows:

1. Definitions. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)	The “Employee” is [name].

(b)	The “Grant Date” is [date].

(c)	The number of “Performance Shares” shall be up to a maximum of shares. “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to this Agreement and the Plan. The “Performance Period” is the period beginning on December 1, 20 , and ending on November 30, 20 .

Any defined term used in this Agreement but not otherwise defined herein shall have the meaning given such term in the Plan.

2. Award. Subject to the terms of this Agreement and the Plan, the Employee is hereby granted the number of Performance Shares as set forth in paragraph 1.

3. Settlement of Awards. The Company shall deliver to the Employee one share of OMNOVA Solutions Common Stock, par value $.10 per share (“Common Share”) (or cash equal to the Market Value per Share, as defined in the Plan) for each Performance Share earned by the Employee, as determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement. The earned Performance Shares payable to the Employee in accordance with the provisions of this paragraph 3 shall be paid solely in Common Shares, solely in cash based on the trailing 200-day average closing price per share of OMNOVA Common Stock on the New York Stock Exchange (determined as of the first business day next following the last day of the Performance Period), or in a combination of the two, as determined by the Committee in its sole discretion, except that cash shall be distributed in lieu of any fractional Common Shares.

4. Time of Payment. Except as otherwise provided in this Agreement, payment of Performance Shares earned in accordance with the provisions of paragraph 3 will be delivered as soon as practicable after the end of the Performance Period but not later than two and one-

half months following the conclusion of such Performance Period; provided, however, that prior to payment, the Committee must certify the Performance Goals set forth in Exhibit 1 that have been achieved.

5. Retirement, Disability, or Death during Performance Period. If the Employee experiences a Separation from Service during the Performance Period because of the Employee’s retirement, disability, or death, the Employee shall be entitled to a prorated value of the Performance Shares earned in accordance with Exhibit 1, determined at the end of the Performance Period, and based on the ratio of the number of months the Employee is employed during the Performance Period to the total number of months in the Performance Period.

Consistent with past practice, the term “retire” or “retirement” shall mean a Separation from Service from the Company at a time when the employee meets the age and/or years of service criteria which would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the “Pension Plan”), whether or not a Participant in the Pension Plan. “Disability” means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Board or its designee and specifying the date upon which such disability commenced), or (b) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

6. Separation from Service of Employment during Performance Period. If the Employee experiences a Separation from Service (as defined under the Plan) during the Performance Period for any reason other than the Employee’s retirement, disability, or death, the Performance Shares granted under this Agreement will be forfeited on the date of such Separation from Service Separation from Service.

7. Change In Control. (a) If the Employee experiences a Separation from Service within two years following a Change in Control either involuntarily (other than for death, disability, retirement or cause) or voluntarily pursuant to Section 3(b) of a Severance Agreement between the Employee and the Company, the Employee shall be entitled to immediate payment of (a) any Performance Shares due to him at the time of his termination for any Performance Period already completed, and (b) a prorated number of Performance Shares for each Performance Period which has not been completed at the time of his Separation from Service, calculated using the “target” attainment of Performance Goals for that portion of any Performance Period not completed and prorated based on the ratio of the number of months the Employee is employed during the Performance Period through the date of his Separation from Service. Notwithstanding the provisions of paragraph 3, the value of Performance Shares earned in accordance with the foregoing provisions of this paragraph 7 shall be delivered to the Employee in a lump sum cash payment as soon as practicable following his Separation from Service, with the value of a Performance Share equal to the Market Value per Share as of the Employee’s Separation from Service date.

(b) For purposes of this Agreement, “Change in Control” shall mean the occurrence during the term of this Agreement of any of the following events, subject to the provisions of Section (7)(b)(vi) hereof:

(i) a change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(ii) a change in the effective control of the Company, such that either:

(A) any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(B) a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or

(iii) a change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(iv) the Board determines that any of the events described in Section 7(a), (b) and (c) will occur, or is likely to occur, and that it is in the best interests of the Company and its shareholders and will serve the intended purposes of the Plan for the Board to render such a determination and trigger the protections and benefits afforded by the Plan and any grant hereunder with respect to a Change in Control, unless such determination is subsequently voided by the Board with a determination that such event will not occur or is not likely to occur prior to the time that any benefits would be payable under the Plan and any grant hereunder as a result of such initial determination.

8. Restrictions on Transfer. All rights to payment of Performance Shares shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Section 9.

9. Beneficiary Designation. Employee may designate any beneficiary or beneficiaries (contingently or successively) to whom Performance Shares are to be paid if Employee dies during the Performance Period (or prior to receiving the payment of any Performance Shares earned for a Performance Period completed prior to his death), and may at any time revoke or change any such designation. Absent such designation, any payment due to Employee under this Agreement upon Employee’s death will be payable to Employee’s estate.

The designation of a Beneficiary will be effective only when Employee has delivered a completed Designation of Beneficiary form to the Company’s Secretary. A successive designation of Beneficiary will revoke a prior designation.

10. Withholding of Taxes. If Performance Shares awarded and earned pursuant to this Agreement are paid in Common Shares, then any taxes which the Company determines are required to be withheld upon payment of such Common Shares will be satisfied by the Company withholding from the Common Shares otherwise deliverable to Employee such number of shares as has a fair market value equal to the minimum amount required to be withheld to satisfy Employee’s tax withholding obligation. The fair market value of each Common Share will be equal to (i) the closing price of Common Shares on the New York Stock Exchange on the date the Committee certifies the achievement of the Performance Goals (and, accordingly, the Performance Shares earned for the Performance Period), or if none were then traded, the last prior day on which Common Shares were so traded, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the Board. If Performance Shares awarded and earned pursuant to this Agreement are settled in cash, the Company shall deduct from any payment made any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

11. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

12. Disputes. The Board shall have full and exclusive authority to determine all disputes and controversies concerning the interpretation of this Agreement by a majority vote of the directors then in office.

13. Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary. All communications directed to Employee pursuant to this Agreement will be mailed to the Employee’s current address as recorded on the payroll records of the Company.

14. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the office of the Secretary of the Company.

15. Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Employee as of the     th day of                           20    .

OMNOVA Solutions Inc.

By:
Kevin M. McMullen
Chairman and Chief Executive Officer

Agreed to and accepted:

Employee*

Sign and return one copy by                          , 20     to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary.

EXHIBIT 1

PERFORMANCE GOALS

1. Purpose. The purpose of this Exhibit 1 is to set forth the Performance Goals that will be applied to determine the amount of the award to be made under the terms of the attached Performance Share Agreement (the “Agreement”). This Exhibit 1 is incorporated into and forms a part of the Agreement.

2. Performance Goals. The Performance Goals shall be as follows:

3. Amount of Award. The amount distributable to the Employee under the Agreement shall be determined in accordance with the following schedule:

Performance Shares			Cash Payout*
Threshold	Target	Max	Threshold	Target	Max
			%	%	%
*Percent of average annual compensation (base + EICP bonus) over performance period)